#09-04

News Release CONTACT: Greg Powell Vice President, Investor Relations B/E Aerospace, Inc. (561) 791-5000 ext. 1450

B/E AEROSPACE FULL YEAR 2008 AND Q4 FINANCIAL RESULTS;
COMPANY RECORDS NON-CASH GOODWILL IMPAIRMENT CHARGE;
2008 RECORD SALES UP 26%; 2008 RECORD OPERATING EARNINGS UP 43%;
Q4 SALES UP 14%; Q4 ADJUSTED EPS $0.53;
ALL EXCLUSIVE OF GOODWILL IMPAIRMENT CHARGE; Q4 FREE CASH FLOW $58 MILLION

WELLINGTON, FL, February 2, 2009 – B/E Aerospace, Inc. (Nasdaq: BEAV), the world's leading manufacturer of aircraft cabin interior products and the world's leading distributor of aerospace fasteners and consumables, today announced fourth quarter and full year 2008 financial results.
Except as otherwise noted, the fourth quarter and full year commentary in this release excludes the impact of the estimated non-cash goodwill impairment charge (GWIC) as described below.

FULL YEAR 2008 AND FOURTH QUARTER HIGHLIGHTS

•	Record 2008 net sales of $2.1 billion increased 25.8 percent as compared with 2007.

•	Record 2008 operating earnings of $353.8 million increased $106.8 million, or 43.2 percent, as compared with 2007.

•
Record 2008 net earnings of $200.6 million and record net earnings per diluted share of $2.12.  2008 net earnings and net earnings per diluted share include acquisition, integration and transition (AIT) costs, and severance costs and debt prepayment costs of $15.3 million, or $0.10 per diluted share.

•
Fourth quarter net sales of $526.8 million increased 13.7 percent as compared with the fourth quarter of 2007, reflecting the inclusion of Honeywell's Consumables Solutions distribution business (HCS),  which was acquired on July 28, 2008.

•	Fourth quarter operating earnings of $90.8 million increased $22.9 million, or 33.7 percent, as compared with the prior year period. Operating earnings include $6.1 million of AIT costs related to HCS, and approximately $2.0 million of severance costs associated with the company's commercial aircraft and business jet segments (collectively the "fourth quarter charges").

•
Fourth quarter operating earnings adjusted to exclude the fourth quarter charges of $8.1 million increased 45.7 percent to $98.9 million as compared with the prior year period.  Adjusted operating margin was 18.8 percent.

•	Fourth quarter net earnings of $46.4 million and net earnings per diluted share of $0.47 include the fourth quarter charges.

•
Fourth quarter net earnings and net earnings per diluted share adjusted to exclude the fourth quarter charges were $51.9 million and $0.53 per diluted share, respectively, as compared with $42.3 million and $0.46 per diluted share, respectively, in prior year period.

•	The company generated free cash flow for the fourth quarter of $58.5 million.

FOURTH QUARTER CONSOLIDATED RESULTS (excludes non-cash goodwill impairment charge)

Net sales for the fourth quarter of $526.8 million increased 13.7 percent as compared with the fourth quarter of the prior year.  The $63.3 million increase in consolidated revenues was driven by a $132.5 million, or 132.5 percent, increase in revenues at the distribution segment as a result of the HCS acquisition and a $4.3 million, or 7.6 percent, increase at the business jet segment, partially offset by a $73.5 million, or 24.0 percent, decrease in revenues at the commercial aircraft segment.  Proforma consolidated revenues declined 12.6 percent.

The 33.7 percent increase in operating earnings as compared with the fourth quarter of last year was driven primarily by the 13.7 percent increase in revenues and a 260 basis point expansion in operating margin to 17.2 percent of sales.  The 260 basis point improvement in operating margin was achieved despite the fourth quarter charges.  Exclusive of the fourth quarter charges, operating margin for the fourth quarter of 2008 would have been 18.8 percent.

Net earnings were $46.4 million or $0.47 per diluted share.   Net earnings, adjusted to exclude the fourth quarter charges, were $51.9 million and $0.53 per diluted share, respectively.

The company generated free cash flow for the fourth quarter of $58.5 million.

Commenting on the company's recent performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace, Inc. said, "In spite of deteriorating global economic conditions beginning in the second half of the year, 2008 was a record year for the company in terms of sales, operating earnings, net earnings, earnings per share, bookings and backlog.  We are also pleased with the company's fourth quarter earnings and cash flow performance, particularly in light of the deterioration in global economic conditions which negatively impacted demand for our higher margin aftermarket products."

Amounts presented in this earnings release on a proforma basis have been calculated as though HCS had been acquired at the beginning of the prior year period.

AIT costs referred to in this news release are expenses related to the integration of the HCS business with our existing distribution business.

Net earnings and net earnings per diluted share presented in this press release excludes the impact of the estimated GWIC, which are non-GAAP financial measures.  Additionally, operating earnings, net earnings, and net earnings per diluted share, in each case, excluding AIT costs and severance costs and debt prepayment costs, and free cash flow are also non-GAAP financial measures.  See "Reconciliation of Non-GAAP Financial Measures."

The results reported in this release are subject to the finalization of the GWIC described below that the company expects to complete in connection with the filing of its Annual Report on Form 10-K for the year ended December 31, 2008.

FOURTH QUARTER SEGMENT RESULTS (excludes non-cash goodwill impairment charge)

The following is a tabular summary and commentary of net sales and operating earnings by segment:

	NET SALES
	Three Months Ended December 31,
	($ in millions)
			Percent
	2008	2007	Change
Distribution	$232.5	$100.0	132.5%
Commercial Aircraft	233.2	306.7	-24.0%
Business Jet	61.1	56.8	7.6%
Total	$526.8	$463.5	13.7%

	OPERATING EARNINGS
	Three Months Ended December 31,
	($ in millions)
	2008	2007	Percent Change
Distribution	$49.5	$22.6	119.0%
Commercial Aircraft	33.5	38.2	-12.3%
Business Jet	7.8	7.1	9.9%
Total	$90.8	$67.9	33.7%

Distribution segment revenues increased 132.5 percent to $232.5 million reflecting the acquisition of the HCS business.  Proforma revenues declined 2.9 percent.  Distribution segment operating earnings, which include $6.1 million of AIT costs, were $49.5 million.  Operating margin in the distribution segment declined 130 basis points to 21.3 percent primarily due to the aforementioned AIT costs.

Commercial aircraft segment revenues of $233.2 million decreased 24.0 percent and reflect retrofit program push outs, reduced aircraft deliveries as a result of the Boeing strike, and reduced spares revenues as a result of airline and MRO cash conservation measures.  Operating earnings were $33.5 million and operating margin was 14.4 percent, an increase of 190 basis points as compared with the same period in the prior year, reflecting synergies associated with the integration of the Draeger acquisition, improved efficiencies associated with major seating programs and successful cost reduction activities.

Business jet segment revenues increased 7.6 percent to $61.1 million and operating earnings increased by $0.7 million or 9.9 percent.

FULL YEAR 2008 CONSOLIDATED RESULTS (excludes non-cash goodwill impairment charge)

Record net sales for the year ended December 31, 2008 of $2.1 billion increased 25.8 percent while record operating earnings of $353.8 million increased 43.2 percent, both as compared with 2007.  The 43.2 percent increase in operating earnings was driven primarily by the 25.8 percent increase in revenues and the 210 basis point expansion in operating margin.  The 16.8 percent operating margin reflects a 60 basis point increase in operating margin at the distribution segment, a 100 basis point margin expansion at the commercial aircraft segment and a 340 basis point margin expansion at the business jet segment.

2008 operating earnings include $9.7 million of AIT costs related to the acquisition of HCS and approximately $2.0 million of severance costs associated with cost reduction actions in the company's commercial aircraft and business jet segments (collectively the "2008 charges").  2008 operating earnings adjusted to exclude the 2008 charges increased 48.0 percent to $365.5 million as compared with the prior year period.  Adjusted operating margin increased by 260 basis points to 17.3 percent.

Record net earnings for 2008 of $200.6 million, or $2.12 per diluted share, increased 36.2 percent and 27.7 percent, respectively, as compared with the prior year.  Net earnings for 2008 include the 2008 charges and debt prepayment costs of $3.6 million.  Net earnings and net earnings per diluted share, adjusted to exclude the 2008 charges and debt prepayment costs, were $210.8 million and $2.22 per diluted share, respectively, and increased 43.1 percent and 33.7 percent, respectively, as compared with 2007.

FULL YEAR 2008 SEGMENT RESULTS (excludes non-cash goodwill impairment charge)

The following is a tabular summary and commentary of net sales and operating earnings by segment:

	NET SALES
	Year Ended December 31,
	($ in millions)
			Percent
	2008	2007	Change
Distribution	$697.3	$386.5	80.4%
Commercial Aircraft	1,138.7	1,098.1	3.7%
Business Jet	274.0	193.1	41.9%
Total	$2,110.0	$1,677.7	25.8%

	OPERATING EARNINGS
	Year Ended December 31,
	($ in millions)
	2008	2007	Percent Change
Distribution	$158.5	$85.5	85.4%
Commercial Aircraft	158.0	141.8	11.4%
Business Jet	37.3	19.7	89.3%
Total	$353.8	$247.0	43.2%

Distribution segment revenues increased 80.4 percent and operating earnings increased 85.4 percent as compared with the prior year.  Proforma revenue growth was approximately 13.0 percent. Operating margin increased by 60 basis points to 22.7 percent in spite of $9.7 million of AIT costs.

Commercial aircraft segment revenues increased 3.7 percent and operating earnings increased 11.4 percent as compared with the prior year.  Operating margin increased 100 basis points to 13.9 percent in spite of the sudden decrease in higher margin aftermarket revenues during the fourth quarter of 2008.

Business jet segment operating earnings increased 89.3 percent, as compared with the prior year, reflecting the 41.9 percent increase in revenues and the 340 basis point increase in operating margin to 13.6 percent.

GOODWILL IMPAIRMENT CHARGE

During the fourth quarter of 2008, the company recorded an estimated non-cash, after-tax charge of approximately $300 million for impairment of goodwill (approximately $390 million on a pre-tax basis), in accordance with Statement of Financial Accounting Standards 142 "Goodwill and Other Intangible Assets."  The estimated impairment charge is primarily driven by adverse equity market conditions that caused a decrease in current market multiples and the company's stock price as of December 31, 2008.

The estimated non-cash GWIC does not impact operations or any of the company's financial covenants. The charge is not expected to change the tax deductibility of goodwill.

Reflecting the estimated $390 million pre-tax goodwill impairment charge (approximately $300 million on an after-tax basis), fourth quarter operating loss, net loss and net loss per diluted share are expected to be ($299.2) million, ($253.6) million and ($2.59) per diluted share, respectively.

Reflecting the estimated $390 million pre-tax goodwill impairment charge ($300 million on an after-tax basis), 2008 operating loss, net loss, and net loss per diluted share are expected to be ($36.2) million, ($99.4) million and ($1.05) per share, respectively.

LIQUIDITY AND BALANCE SHEET METRICS

As of December 31, 2008, the company's net debt-to-net-capital ratio was 43.1 percent.  Net debt was $955.1 million, which represents total debt of $1,123.2 million, less cash and cash equivalents of $168.1 million.  There were no borrowings outstanding on the company's $350 million revolving credit facility.  The company has no debt maturities until 2014.

Working capital as of December 31, 2008 was $1,169.3 million.  Compared with December 31, 2007, working capital increased $457.7 million as a result of the acquisition of HCS and related investments in distribution segment inventories.  Free cash flow generation for the fourth quarter was $58.5 million.

BOOKINGS AND ORDERS

Bookings during the fourth quarter were approximately $450 million and reflect a book-to-bill ratio of approximately 0.85 to 1.  Backlog at the end of the quarter was approximately $2.9 billion and represents an increase of approximately 32 percent as compared with the company's December 31, 2007 backlog.  Approximately 9 percent of the backlog represents orders from U.S. airlines, while approximately 55 percent is from international customers.

The company's bookings performance for 2008 was broad based and included a number of significant awards.  The company's strategic focus on OEM direct, or supplier furnished equipment (SFE), for new aircraft platforms was particularly successful.  This new, significant component of B/E Aerospace's business is expected to substantially increase revenue content per aircraft on a number of major new aircraft platforms.  Most noteworthy, during the third quarter of 2008 the company announced its largest award ever, a $1.0 billion A350 XWB galley award.  This award taken together with other awards such as the company's award to equip the A350 XWB with B/E Aerospace's patented passenger oxygen system, and B/E Aerospace's oxygen/PSU award for the B787, provide excellent long-term platforms for revenue stability over the coming years for the commercial aircraft segment.  The revenue outlook within the business jet segment is expected to be fortified by the introduction of several new business jet aircraft types. The company has been selected to deliver major new programs for a number of these new aircraft types.  The company's exceptionally strong position on these new aircraft platforms bodes well for the future.  While the value of the company's long-term OEM direct, or SFE, awards currently totals over $2.3 billion, only a very small portion has been included in the company's backlog.

WORKFORCE REALIGNMENT, COST REDUCTIONS AND CASH ENHANCEMENT ACTIONS

Commenting on actions taken by the company in response to the global recession and airline cash conservation measures, Mr. Khoury stated, "Earlier in 2008 the company initiated contingency planning to address the various actions that might be required in the event that industry conditions continued to deteriorate. Fortunately, we were well positioned to address the sudden decline in demand for our products as the global economy worsened in the third quarter."

Mr. Khoury continued, "The steps we have taken, while painful, affecting employees and their families, are expected to enable the company to protect its balance sheet and cash flow during, what may well be, a prolonged downturn, while at the same time allowing the company to continue to invest in new products and technologies in order to expand our global market leadership position.  These cost reduction actions, when fully implemented, are expected to provide substantial savings in 2009 and significantly more savings in 2010 and beyond.   We believe these cost reduction initiatives along with our healthy financial position, strong management team, market leadership positions, record backlog and an excellent and growing position on many new aircraft platforms, position us to sustain profitability and positive cash flow throughout the downturn and to emerge from the downturn as a significantly stronger business."

OUTLOOK

"The weakened global economy has caused rapid declines in global air travel and it is expected that air traffic will continue its decline in 2009.  Declining air travel is negatively impacting our customer base.  The airline industry is parking aircraft, delaying new aircraft purchases, pushing out retrofit programs and depleting existing inventories.  The business jet market is also expected to be severely impacted by both the recession and by declining corporate profits.  Tough cash conservation measures implemented by our customers are clearly having an impact on the demand for our products," Mr. Khoury stated.

"We were among the first to recognize the coming downturn.  We quickly responded to changing market conditions by reducing our cost structure.  In addition, we expect that our strategic business decision to alter our business mix so that approximately half of our business is related to non-discretionary consumables demand, along with our strategic focus on OEM direct, or SFE programs, will have a profound impact on our business in the future.  Based on these factors, and in spite of the current economic environment, we are cautiously optimistic about the next two years.  Our expectation for 2009 is that revenues and earnings should be approximately in-line with our record 2008 results," concluded Mr. Khoury.

As such the company's 2009 financial guidance is as follows:

•	2009 revenues are expected to be slightly higher compared with 2008 or approximately $2.25 billion, reflecting the inclusion of HCS for the full year. On a proforma basis, giving effect to the inclusion of the HCS business for all of 2008, 2009 revenues are expected to decline by approximately 8 percent.

•
2009 net earnings per diluted share are expected to be slightly lower compared with 2008 at approximately $2.00 per diluted share, excluding AIT costs of approximately $0.10 per diluted share, reflecting a deterioration in mix due to lower sales of higher margin aftermarket products, reduced shipments associated with new aircraft deliveries as a result of the Boeing strike and decreased retrofit shipments.

•
During 2009 the company expects to invest approximately an additional $75 million in distribution segment inventories to facilitate the transition of the HCS business to the company's inventory stocking business model.  The company expects to generate significant free cash flow over the course of the year even after investments of approximately $75 million in distribution segment inventory and approximately $40 million in capital expenditures.  The company expects to end the year with a cash balance in excess of $250 million.

•
First quarter of 2009 earnings and cash flow are expected to be particularly weak.  The company expects first quarter of 2009 adjusted earnings per diluted share of approximately $0.40 per diluted share, as a result of a weak product mix at the commercial aircraft segment reflecting decreased retrofit shipments, decreased shipments associated with new aircraft deliveries as a result of the Boeing strike, and lower spares revenues due to airline cash conservation measures.  In addition, the company expects a particularly weak first quarter for the business jet segment as a result of super first class push outs and lower spares revenues. The company expects the second, third and fourth quarters to have both higher revenues and better product mix than the first quarter resulting in higher earnings and cash flows in all three quarters.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, B/E Aerospace's financial guidance and industry expectations for the next several years and the expected benefits from the HCS acquisition.  Such forward-looking statements involve risks and uncertainties.  B/E Aerospace's actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include changes in market and industry conditions and those discussed in B/E Aerospace's filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  For more information, see the section entitled "Forward-Looking Statements" contained in B/E Aerospace's Annual Report on Form 10-K and in other filings.  The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace, Inc.

B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products and the world's leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet – the aftermarket – generate about 60 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace, Inc. website at www.beaerospace.com.

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED
	December 31,	December 31,
	2008	2007
Net sales	$526.8	$463.5
Cost of sales	345.6	315.0
Selling, general and administrative	61.7	45.3
Research, development and engineering	28.7	35.3
Estimated goodwill impairment charge	390.0	--
Operating (loss) earnings	(299.2)	67.9
Interest expense, net	23.1	3.1
(Loss) earnings before income taxes	(322.3)	64.8
Income tax (benefit) expense	(68.7)	22.5
Net (Loss) Earnings	$(253.6)	$42.3

Net (Loss) Earnings per Common Share
Basic	$(2.59)	$0.46
Diluted	$(2.59)	$0.46
Common shares:
Basic weighted average	97.9	91.4
Diluted weighted average	97.9	92.1

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	YEAR ENDED
	December 31,	December 31,
	2008	2007
Net sales	$2,110.0	$1,677.7
Cost of sales	1,386.5	1,107.6
Selling, general and administrative	238.3	195.2
Research, development and engineering	131.4	127.9
Estimated goodwill impairment charge	390.0	--
Operating (loss) earnings	(36.2)	247.0
Interest expense, net	48.0	20.9
Loss on debt extinguishment	3.6	11.0
(Loss) earnings before income taxes	(87.8)	215.1
Income tax expense	11.6	67.8
Net (Loss) Earnings	$(99.4)	$147.3

Net (Loss) Earnings per Common Share
Basic	$(1.05)	$1.67
Diluted	$(1.05)	$1.66
Common shares:
Basic weighted average	94.3	88.1
Diluted weighted average	94.3	88.8

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	December 31,	December 31,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$168.1	$81.6
Accounts receivable, net	271.4	218.0
Inventories, net	1,197.0	636.3
Deferred income taxes	21.0	62.4
Other current assets	25.8	21.7
Total current assets	1,683.3	1,020.0
Long-term assets	1,248.1	752.0
	$2,931.4	$1,772.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$514.0	$308.4
Long-term liabilities	1,154.2	205.5
Total stockholders' equity	1,263.2	1,258.1
	$2,931.4	$1,772.0

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	YEAR ENDED
	December 31,	December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) earnings	$(99.4)	$147.3
Adjustments to reconcile net earnings to net cash flows provided by operating activities, net of effects from acquisitions:
Estimated goodwill impairment charge	390.0	--
Depreciation and amortization	40.7	35.0
Provision for doubtful accounts	8.7	0.6
Non-cash compensation	15.5	11.0
Deferred income taxes	(13.7)	58.5
Debt prepayment costs	3.6	11.0
Loss on disposal of property and equipment	0.5	0.5
Changes in operating assets and liabilities, net of effects
from acquisitions:
Accounts receivable	(22.2)	(43.2)
Inventories	(262.0)	(212.9)
Other current assets and other assets	2.9	(19.2)
Payables, accruals and other liabilities	50.9	33.4
Net cash flows provided by operating activities	115.5	22.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(31.7)	(32.1)
Acquisitions, net of cash acquired and other	(912.7)	(0.5)
Net cash flows used in investing activities	(944.4)	(32.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	2.1	386.1
Proceeds from long-term debt	1,124.1	--
Principal payments on long-term debt	(152.8)	(352.8)
Debt origination and prepayment costs	(50.3)	(7.4)
Borrowings on line of credit	65.0	93.0
Repayments on line of credit	(65.0)	(93.0)
Net cash flows provided by financing activities	923.1	25.9

Effect of foreign exchange rate changes on cash and cash equivalents	(7.7)	1.3

Net increase in cash and cash equivalents	86.5	16.6

Cash and cash equivalents, beginning of period	81.6	65.0

Cash and cash equivalents, end of period	$168.1	$81.6

B/E Aerospace, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes the financial measures "net earnings" and "net earnings per diluted share," which excludes the impact of the estimated goodwill impairment charge and the related tax benefits, and includes operating earnings, net earnings and net earnings per diluted share that further excludes acquisition, integration and transition costs and severance costs (which are collectively referred to in the release as the "fourth quarter charges" and the "2008 charges") and debt prepayment costs.  Each of these financial measures are "non-GAAP financial measures" as defined in Regulation G of the Securities and Exchange Act of 1934.  The company uses these non-GAAP financial measures to evaluate and assess the operational strength and performance of its business. The company believes these financial measures are relevant and useful for investors because it allows investors to have a better understanding of the company's operating performance that were not affected by the estimated goodwill impairment charge, debt prepayment costs, acquisition, integration and transition costs and severance costs. These financial measures should not be viewed as a substitute for or superior to operating earnings, net earnings or net earnings per diluted share calculated without these exclusions, the most comparable GAAP measures, as a measure of the company's operating performance.

Estimated Goodwill Impairment Charge. The company expects to record a fourth-quarter non-cash after-tax charge of approximately $300.0 million for impairment of goodwill.

Acquisition, Integration and Transition Costs. For the fourth quarter of 2008 and for the full year 2008, the company incurred $6.1 million and $9.7 million, respectively, of acquisition, integration and transition costs resulting from the integration of the HCS business with our existing distribution business.

Severance Costs. The company incurred $2.0 million of severance costs associated with cost reductions actions implemented during the fourth quarter of 2008.

Debt Prepayment Costs. In the third quarter of 2008, the company incurred $3.6 million of debt prepayment costs resulting from the prepayment of $150 million of bank term debt.

In addition, this release includes the financial measure "free cash flow," which is also a non-GAAP financial measure.  We define "free cash flow" as estimated net cash flows provided by operating activities less capital expenditures. The company uses free cash flow to provide investors with an additional perspective on the company's cash flows provided by operating activities after taking into account reinvestments. Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.

Pursuant to the requirements of Regulation G, the company is providing the following tables which reconcile net earnings, net earnings per diluted share, operating earnings and net cash flow provided by operating activities, the most directly comparable GAAP measures, to the adjusted net earnings, the adjusted estimated net earnings per fully diluted share and the adjusted operating earnings financial measures described above and to free cash flow, respectively.

B/E Aerospace, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Millions)

RECONCILIATION OF NET EARNINGS

	Quarter Ended	Year Ended
	December 31,	December 31,
	2008	2008
Adjusted net earnings before estimated goodwill impairment charge	$51.9	$210.8
Acquisition, integration and transition costs	(6.1)	(9.7)
Severance costs	(2.0)	(2.0)
Debt prepayment costs		(3.6)
Income taxes on debt prepayment costs and	2.6	5.1
acquisition, integration and transition costs
(using the effective tax rate of 31.5% for quarter and 33.6% for year)
Net earnings before estimated goodwill impairment charge	46.4	200.6

Estimated pre-tax goodwill impairment charge	(390.0)	(390.0)

Income taxes on estimated goodwill impairment charge (using an effective
tax rate of 23.1%)	90.0	90.0

Net loss	$(253.6)	$(99.4)

Adjusted net earnings per share (basic and diluted) before estimated
goodwill impairment charge	$0.53	$2.22

Net earnings per share (basic and diluted) before estimated goodwill
impairment charge	$0.47	$2.12

Net loss per share (basic and diluted)	$(2.59)	$(1.05)

RECONCILIATION OF OPERATING EARNINGS
	Quarter Ended	Year Ended
	December 31,	December 31,
	2008	2008
Operating loss, as reported	$(299.2)	$(36.2)
Estimated goodwill impairment charge	390.0	390.0
Acquisition, integration and transition costs	6.1	9.7
Severance costs	2.0	2.0
Operating earnings, as adjusted	$98.9	$365.5

RECONCILIATION OF OPERATING CASH FLOW TO FREE CASH FLOW
	Quarter Ended
	December 31,
	2008
Estimated net cash flows provided by operating activities	$69.5
Capital expenditures	(11.0)
Estimated free cash flow	$58.5